EXHIBIT 99.1

ORCHID ISLAND CAPITAL ANNOUNCES FOURTH QUARTER 2014 RESULTS

VERO BEACH, Fla. (February 23, 2015) – Orchid Island Capital, Inc. (NYSE:ORC) ("Orchid” or the "Company"), a real estate investment trust ("REIT"), today announced results of operations for the three month period ended December 31, 2014.

Fourth Quarter 2014 Highlights

•	Net income of $3.5 million, or $0.24 per common share
•	Fourth quarter total dividends declared and paid of $0.54 per common share
•	Book Value Per Share of $13.06 at December 31, 2014
•
2.5% economic gain on common equity for the quarter, or 10.0% annualized, comprised of $0.54 dividend per common share and $0.21 decrease in net book value per common share, divided by beginning book value per share

•	Company to discuss results on Tuesday, February 24, 2015, at 10:00 AM ET

Details of Fourth Quarter 2014 Results of Operations

The Company reported net income of $3.5 million for the three month period ended December 31, 2014, compared with net income of $1.4 million for the three month period ended December 31, 2013.  The fourth quarter net income of $3.5 million included net interest income of $11.0 million, net portfolio losses of $6.1 million (which includes mark to market gains, realized gains on securities sold and losses on funding hedges), accrued incentive compensation of $0.1 million, audit, legal and other professional fees of $0.2 million, management fees of $0.7 million, and other operating, general and administrative expenses of $0.5 million. During the fourth quarter of 2014, the Company sold residential mortgage-backed securities (“RMBS”) with a market value at the time of sale of $208.6 million, resulting in realized gains of $0.9 million (based on security prices from September 30, 2014).  The remaining net gain on RMBS was due to fair value adjustments for the period.

Capital Allocation and Return on Invested Capital

The Company allocates capital to two RMBS sub-portfolios, the pass-through RMBS portfolio (“PT RMBS”), and the structured RMBS portfolio, consisting of interest only (“IO”) and inverse interest-only (“IIO”) securities.  As of September 30, 2014, approximately 61% of the Company’s investable capital (which consists of equity in pledged PT RMBS, available cash and unencumbered assets) was deployed in the PT RMBS portfolio.  At December 31, 2014, the allocation to the PT RMBS had increased 10% to approximately 71%.

The table below details the changes to the respective sub-portfolios during the quarter, as well as the returns generated by each.

(in thousands)
Portfolio Activity for the Quarter
		Structured Security Portfolio
	Pass-Through	Interest Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
Market Value - September 30, 2014	$1,111,145	$45,947	$18,440	$64,387	$1,175,532
Securities Purchased	597,732	6,222	-	6,222	603,954
Securities Sold	(208,586)	-	-	-	(208,586)
Gain on Sale	859	-	-	-	859
Return of Investment	n/a	(4,301)	(1,300)	(5,601)	(5,601)
Pay-downs	(19,635)	n/a	n/a	n/a	(19,635)
Premium Lost Due to Pay-downs	(1,516)	n/a	n/a	n/a	(1,516)
Mark to Market Gains (Losses)	6,788	(1,257)	(1,367)	(2,624)	4,164
Market Value - December 31, 2014	$1,486,787	$46,611	$15,773	$62,384	$1,549,171

The tables below present the allocation of capital between the respective portfolios at December 31, 2014 and September 30, 2014, and the return on invested capital for each sub-portfolio for the three month period ended December 31, 2014.  The return on invested capital in the PT RMBS and structured RMBS portfolios was approximately 8.2% and (5.0)%, respectively, for the fourth quarter of 2014.  The combined portfolio generated a return on invested capital of approximately 3.0%.  Due to the deployment of the proceeds of our capital raising activities during the three months ended December 31, 2014, the balances of the respective portfolios increased significantly.  Accordingly, returns generated based on the beginning of period capital are larger than returns on a stabilized portfolio.  We have added the return on average capital deployed to address this issue.

($ in thousands)
Capital Allocation
		Structured Security Portfolio
	Pass-Through	Interest Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
December 31, 2014
Market Value	$1,486,787	$46,611	$15,773	$62,384	$1,549,171
Cash	100,927	-	-	-	100,927
Repurchase Agreement Obligations(1)	(1,436,651)	-	-	-	(1,436,651)
Total	$151,063	$46,611	$15,773	$62,384	$213,447
% of Total	70.8%	21.8%	7.4%	29.2%	100.0%
September 30, 2014
Market Value	$1,111,145	$45,947	$18,440	$64,387	$1,175,532
Cash(2)	245,405	-	-	-	245,405
Repurchase Agreement Obligations(3)	(1,255,978)	-	-	-	(1,255,978)
Total	$100,572	$45,947	$18,440	$64,387	$164,959
% of Total	61.0%	27.8%	11.2%	39.0%	100.0%

(1)
At December 31, 2014, there were outstanding repurchase agreement balances of $17.9 million and $4.6 million secured by interest-only and inverse interest-only securities, respectively.  We entered into these arrangements to generate additional cash to invest in pass-through RMBS; therefore, we have not considered these balances to be allocated to the structured securities strategy.

(2)	At September 30, 2014, total cash has been reduced by unsettled security purchases of approximately $66.8 million and increased by unsettled security sales of approximately $249.4 million.
(3)
At September 30, 2014, there were outstanding repurchase agreement balances of $18.7 million and $4.6 million secured by interest-only and inverse interest-only securities, respectively.  We entered into these arrangements to generate additional cash to invest in pass-through RMBS; therefore, we have not considered these balances to be allocated to the structured securities strategy.

($ in thousands)
Returns for the Quarter
		Structured Security Portfolio
	Pass-Through	Interest Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
Income (loss) (net of repo cost)	$11,635	$(982)	$367	$(615)	$11,020
Realized and unrealized gains / (losses)	6,131	(1,257)	(1,367)	(2,624)	3,507
Hedge losses	(9,561)	n/a	n/a	n/a	(9,561)
Total Return	$8,205	$(2,239)	$(1,000)	$(3,239)	$4,966
Beginning Capital Allocation	$100,573	$45,947	$18,440	$64,387	$164,960
Return on Invested Capital for the Quarter(1)	8.2%	(4.9)%	(5.4)%	(5.0)%	3.0%
Average Capital Allocation(2)	$125,818	$46,279	$17,106	$63,385	$189,203
Return on Average Invested Capital for the Quarter(3)	6.5%	(4.8)%	(5.8)%	(5.1)%	2.6%

(1)	Calculated by dividing the Total Return by the Beginning Capital Allocation, expressed as a percentage.
(2)	Calculated using two data points, the Beginning and Ending Capital Allocation balances.
(3)	Calculated by dividing the Total Return by the Average Capital Allocation, expressed as a percentage.

Prepayments

For the quarter, Orchid received $25.2 million in scheduled and unscheduled principal repayments and prepayments, which equated to a constant prepayment rate (“CPR”) of approximately 7.8% for the fourth quarter of 2014.  Prepayment rates on the two RMBS sub-portfolios were as follows: (in CPR).

		Structured
	PT RMBS	RMBS	Total
Three Months Ended,	Portfolio (%)	Portfolio (%)	Portfolio (%)
December 31, 2014	4.0	14.9	7.8
September 30, 2014	8.1	18.8	12.5
June 30, 2014	4.1	15.9	8.1
March 31, 2014	4.2	14.9	9.1
December 31, 2013	5.3	17.9	9.9
September 30, 2013	6.5	28.2	12.6
June 30, 2013	6.5	29.8	16.3
March 31, 2013	9.2	33.0	20.0

Portfolio

As of December 31, 2014, Orchid’s RMBS portfolio consisted of $1,549.2 million of PT RMBS and structured RMBS at fair value and had a weighted average coupon of 4.29%. The following tables summarize Orchid’s PT RMBS and structured RMBS as of December 31, 2014 and 2013:

($ in thousands)
				Weighted		Weighted
		Percentage		Average		Average	Weighted	Weighted
		of	Weighted	Maturity		Coupon	Average	Average
	Fair	Entire	Average	in	Longest	Reset in	Lifetime	Periodic
Asset Category	Value	Portfolio	Coupon	Months	Maturity	Months	Cap	Cap
December 31, 2014
Adjustable Rate RMBS	$3,794	0.2%	3.55%	236	1-Sep-35	4.02	10.05%	2.00%
Fixed Rate RMBS	1,412,593	91.2%	4.37%	318	1-Dec-44	NA	NA	NA
Hybrid Adjustable Rate RMBS	70,400	4.6%	2.54%	338	1-Aug-43	97.75	7.54%	2.00%
Total Mortgage-backed Pass-through	1,486,787	96.0%	4.28%	319	1-Dec-44	92.96	7.67%	2.00%
Interest-Only Securities	46,611	3.0%	3.95%	248	25-Jan-43	NA	NA	NA
Inverse Interest-Only Securities	15,773	1.0%	6.23%	308	25-Apr-41	NA	6.39%	NA
Total Structured RMBS	62,384	4.0%	4.52%	263	25-Jan-43	NA	NA	NA
Total Mortgage Assets	$1,549,171	100.0%	4.29%	317	1-Dec-44	NA	NA	NA
December 31, 2013
Adjustable Rate RMBS	$5,334	1.5%	3.92%	247	1-Sep-35	3.77	10.13%	2.00%
Fixed Rate RMBS	245,523	69.9%	4.05%	323	1-Dec-43	NA	NA	NA
Hybrid Adjustable Rate RMBS	76,118	21.7%	2.56%	350	1-Aug-43	109.60	7.56%	2.00%
Total Mortgage-backed Pass-through	326,975	93.1%	3.70%	328	1-Dec-43	102.67	7.72%	2.00%
Interest-Only Securities	19,206	5.5%	4.39%	261	25-Nov-40	NA	NA	NA
Inverse Interest-Only Securities	5,042	1.4%	5.92%	317	15-Dec-40	NA	6.08%	NA
Total Structured RMBS	24,248	6.9%	4.71%	272	15-Dec-40	NA	NA	NA
Total Mortgage Assets	$351,223	100.0%	3.77%	324	1-Dec-43	NA	NA	NA

($ in thousands)
	December 31, 2014		December 31, 2013
		Percentage of		Percentage of
Agency	Fair Value	Entire Portfolio	Fair Value	Entire Portfolio
Fannie Mae	$1,243,923	80.30%	$211,063	60.09%
Freddie Mac	296,203	19.12%	121,842	34.69%
Ginnie Mae	9,045	0.58%	18,318	5.22%
Total Portfolio	$1,549,171	100.00%	$351,223	100.00%

	December 31, 2014	December 31, 2013
Weighted Average Pass Through Purchase Price	$107.88	$105.60
Weighted Average Structured Purchase Price	$13.67	$12.11
Weighted Average Pass Through Current Price	$108.59	$102.83
Weighted Average Structured Current Price	$13.65	$14.59
Effective Duration (1)	2.291	4.188

(1)
Effective duration of 2.291 indicates that an interest rate increase of 1.0% would be expected to cause a 2.291% decrease in the value of the RMBS in the Company’s investment portfolio at December 31, 2014.  An effective duration of 4.188 indicates that an interest rate increase of 1.0% would be expected to cause a 4.188% decrease in the value of the RMBS in the Company’s investment portfolio at December 31, 2013. These figures include the structured securities in the portfolio, but do not include the effect of the Company’s funding cost hedges.  Effective duration quotes for individual investments are obtained from The Yield Book, Inc.

Financing, Leverage and Liquidity

As of December 31, 2014, the Company had outstanding repurchase obligations of approximately $1,436.7 million with a net weighted average borrowing rate of 0.36%.  These agreements were collateralized by RMBS with a fair value, including accrued interest, of approximately $1,522.9 million, and cash pledged to the counterparties of approximately $2.6 million.  The Company’s leverage ratio at December 31, 2014 was 6.6 to 1. At December 31, 2014, the Company’s liquidity was approximately $125.0 million, consisting of unpledged RMBS and cash and cash equivalents.  To enhance our liquidity even further, we may pledge more of our structured RMBS as part of a repurchase agreement funding, but retain the cash in lieu of acquiring additional assets.  In this way we can, at a modest cost, retain higher levels of cash on hand and decrease the likelihood we will have to sell assets in a distressed market in order to raise cash.  Below is a listing of outstanding borrowings under repurchase obligations at December 31, 2014.

($ in thousands)
			Weighted		Weighted
	Total		Average		Average
	Outstanding	% of	Borrowing	Amount	Maturity
Counterparty	Balances	Total	Rate	at Risk(1)	in Days
J.P. Morgan Securities LLC	$200,816	14.1%	0.36%	$11,145	29
Citigroup Global Markets, Inc.	187,955	13.1%	0.40%	15,803	30
Goldman Sachs & Co.	125,159	8.7%	0.36%	6,562	60
Mitsubishi UFJ Securities (USA), Inc.	121,926	8.5%	0.33%	6,260	10
CRT Capital Group, LLC	116,903	8.1%	0.34%	6,163	21
ICBC Financial Services LLC	113,353	7.9%	0.36%	5,851	28
KGS - Alpha Capital Markets, L.P.	109,510	7.6%	0.34%	5,842	20
Cantor Fitzgerald & Co.	77,673	5.4%	0.37%	4,139	13
ED&F Man Capital Markets Inc.	75,791	5.3%	0.34%	3,692	37
Morgan Stanley & Co. LLC	60,454	4.2%	0.39%	3,986	16
Mizuho Securities USA, Inc.	56,294	3.9%	0.43%	6,209	27
Daiwa Capital Markets America, Inc.	50,602	3.5%	0.37%	2,578	10
Guggenheim Securities, LLC	49,951	3.5%	0.37%	3,087	20
South Street Securities, LLC	37,380	2.6%	0.36%	2,258	29
Suntrust Robinson Humphrey, Inc.	32,208	2.2%	0.37%	2,000	15
Other	20,676	1.4%	0.36%	986	50
	$1,436,651	100.0%	0.36%	$86,561	27

(1)
Equal to the fair value of securities sold plus accrued interest receivable and cash posted as collateral (if any), minus the sum of repurchase agreement liabilities and accrued interest payable, and the fair value of securities posted by the counterparty (if any).

Hedging

In connection with its interest rate risk management strategy, the Company economically hedges a portion of the cost of its repurchase agreement funding by entering into derivative financial instrument contracts.  The Company has not elected hedging treatment under GAAP, and as such, all gains or losses on these instruments are reflected in earnings for all periods presented.  As of December 31, 2014, such instruments were comprised of Eurodollar futures contracts and interest rate swaption agreements, giving the Company the option to enter into pay fixed interest rate swaps (“payer swaptions”).  The table below presents information related to the Company’s Eurodollar futures contracts at December 31, 2014.

($ in thousands)
		Average
	Weighted	Contract
	Average	Notional	Open
Expiration Year	LIBOR Rate	Amount	Equity(1)
2015	0.63%	$650,000	$(1,039)
2016	1.54%	800,000	139
2017	2.23%	800,000	(1,041)
2018	2.54%	800,000	(2,361)
Total / Weighted Average	1.73%	$760,000	$(4,302)

(1)	Open equity represents the cumulative gains (losses) recorded on open futures positions.

The table below presents information related to the Company’s interest rate swaption positions at December 31, 2014.

($ in thousands)
	Option			Underlying Swap
			Weighted				Weighted
			Average		Fixed	Receive	Average
		Fair	Months to	Notional	Pay	Rate	Term
Expiration	Cost	Value	Expiration	Amount	Rate	(LIBOR)	(Years)
≤ 1 year	$5,350	$1,217	6	$375,000	2.79%	3 Month	7.3

Dividends

To qualify as a REIT, we must pay annual dividends to our stockholders of at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gains. We intend to pay regular monthly dividends to our stockholders and have declared the following dividends since our IPO.

(in thousands, except per share data)
Declaration Date	Record Date	Payment Date	Per Share Amount	Total
2015
February 10, 2015(1)	February 25, 2015	February 27, 2015	$0.180	$3,017
January 13, 2015(1)	January 26, 2015	January 30, 2015	0.180	3,017
Totals			$0.360	$6,034
2014
December 9, 2014	December 26, 2014	December 30, 2014	$0.180	$3,004
November 12, 2014	November 25, 2014	November 28, 2014	0.180	2,737
October 9, 2014	October 28, 2014	October 31, 2014	0.180	2,358
September 9, 2014	September 25, 2014	September 30, 2014	0.180	2,348
August 12, 2014	August 26, 2014	August 29, 2014	0.180	1,999
July 10, 2014	July 28, 2014	July 31, 2014	0.180	1,759
June 11, 2014	June 25, 2014	June 30, 2014	0.180	1,712
May 8, 2014	May 27, 2014	May 30, 2014	0.180	1,641
April 8, 2014	April 25, 2014	April 30, 2014	0.180	1,636
March 11, 2014	March 26, 2014	March 31, 2014	0.180	1,550
February 11, 2014	February 25, 2014	February 28, 2014	0.180	974
January 9, 2014	January 27, 2014	January 31, 2014	0.180	925
Totals			$2.160	$22,643
2013
December 11, 2013	December 26, 2013	December 30, 2013	$0.180	$603
November 12, 2013	November 25, 2013	November 27, 2013	0.135	451
October 10, 2013	October 25, 2013	October 31, 2013	0.135	451
September 10, 2013	September 25, 2013	September 30, 2013	0.135	451
August 12, 2013	August 26, 2013	August 30, 2013	0.135	451
July 9, 2013	July 25, 2013	July 31, 2013	0.135	451
June 10, 2013	June 25, 2013	June 28, 2013	0.135	451
May 9, 2013	May 28, 2013	May 31, 2013	0.135	451
April 10, 2013	April 25, 2013	April 30, 2013	0.135	451
March 8, 2013	March 25, 2013	March 27, 2013	0.135	451
Totals			$1.395	$4,662

(1)	The effect of the dividends declared in January and February 2015 are not reflected in the Company’s financial statements as of December 31, 2014.

Book Value Per Share

The Company's Book Value Per Share at December 31, 2014 was $13.06.  The Company computes Book Value Per Share by dividing total stockholders' equity by the total number of shares outstanding of the Company's common stock. At December 31, 2014, the Company's stockholders' equity was $218.1 million with 16,699,656 shares of common stock outstanding.

Secondary Offerings

On September 3, 2014, Orchid entered into an equity distribution agreement (the “Equity Distribution Agreement”) with two sales agents pursuant to which the Company may offer and sell, from time to time, up to an aggregate amount of $75,000,000 of shares of the Company’s common stock in transactions that are deemed to be “at the market” offerings and privately negotiated transactions.  Through December 31, 2014, the Company issued a total of 5,073,731 shares under the Equity Distribution Agreement for aggregate proceeds of approximately $68.9 million, net of commissions and fees. After December 31, 2014, the Company issued an additional 13,915 shares that were sold prior to December 31, 2014 under the Equity Distribution Agreement for aggregate proceeds of approximately $0.2 million, net of commissions and fees.

Management Commentary

Commenting on the fourth quarter, Robert E. Cauley, Chairman and Chief Executive Officer, said, “The trends we have experienced for the first three quarters of 2014 continued into the fourth.  The market continued to defy expectations and rates continued to rally.  While the flash rally on October 15th didn’t hold, we still ended the year with rates down over 80 basis points on the 10 year U.S. Treasury (“UST”) and the curve substantially flatter.  The swap curve moved similarly.  In spite of the bull flattener, typically the bane of RMBS investors, 30 year agency RMBS continued to tighten to comparable duration treasuries.  The reason for the outperformance was a combination of speeds that continued to ignore lower rates available to borrowers and reduced supply in the market. Also in spite of the rally, volatility, as measured by the SRVX index (the Chicago Board Options Exchange (“CBOE”) interest rate volatility index that measures the fair market value of future volatility implied by the 1 year option to enter into a 10 year pay fixed swap), remained stable and near the low end of the range for the year.  Conditions in Europe continued to deteriorate and the European Central Bank (“ECB”) announced their intention to initiate a $1.0 trillion program of quantitative easing on January 22, 2015. As we neared the end of the year, tensions surrounding Greece started to rise as a new regime seemed poised to take control and was focused on defying the austerity measures imposed by the European Union (“EU”) when the Greek external debt was restructured just a few years ago.  This raised the prospects for a Greek exit from the EU, or “Grexit”, and, coupled with the EU quantitative easing program, caused sovereign rates across Europe to reach levels never seen outside of Japan.  In some cases rates were negative, as overnight funding rates pushed well through the previously unthinkable ‘zero bound’ repeatedly.  These developments caused UST rates to accelerate their rally into January, with the 10 year UST rate reaching a low of 1.64% on January 30th.  Economic data in the US was generally mixed with the exception of the jobs data which continued to be robust.  The non-farm payroll (“NFP”) figures for November, released in early December, were strong and perhaps more importantly, we saw the first signs of wage inflation.  Specifically, average hourly earnings increased 0.4% for November 2014, the first reading of this magnitude since December of 2013. The December wage data, released in early January, was negative and the November data was revised lower.  However, the January data released earlier this month was strong again, up 0.5%, and the job growth figures were revised substantially higher.  The average monthly NFP gain for the past three months is approximately 336,000, and the average gain for calendar 2014 was approximately 260,000, well above the approximately 200,000 average gains we saw for the last three years.  These developments have caused the markets to struggle over what this all means for the Federal Reserve (“Fed”) and their intentions with respect to the timing of an increase in interest rates and the removal of their accommodation that has been in place since the financial crisis.

“Orchid enjoyed another very successful quarter.  We continued to grow our equity base throughout the period, utilizing our At-The-Market (“ATM”) program.  During the fourth quarter the Company sold an additional 3.7 million shares through its second ATM program, which was put in place in early September.  This brings the total number of shares sold under ATM programs during 2014 to approximately 5.1 million shares.  We raised approximately $49.8 million in proceeds, net of fees paid to the agent, during the fourth quarter.  The weighted average sale price of these shares was $13.87.  The Company’s book value per share was $13.05 at June 30, 2014, $13.27 at September 30, 2014 and $13.06 at December 31, 2014.  At December 31, 2014 our total stockholders’ equity was $218.1 million, up from $44.8 million at December 31, 2013.

“With the deployment of the new capital, we continued to grow our RMBS portfolio.  The RMBS portfolio grew by approximately 32% during the quarter and has grown by almost 341% year to date.  We continue to focus our exposure towards high coupon, fixed rate RMBS, and 30 year securities in particular.  We have increased the weighted average coupon of the pass-through portfolio throughout the year, from 3.70% at December 31, 2013, 4.14% at June 30, 2014, 4.26% at September 30, 2014 and 4.28% at December 31, 2014.  The capital allocation was shifted during the quarter towards the pass-through strategy.  The allocation of capital to pass-throughs increased from 61.0% pass-throughs and 39.0% structured securities at September 30, 2014 to 70.8% pass-throughs and 29.2% structured securities at December 31, 2014.  To compensate for the added duration of the 30 year securities, we continue to add to our funding hedge positions by increasing our short Eurodollar futures positions and adding to our swaption positions.  The notional balance of our hedges in place at December 31, 2014 represents approximately 79% of our repurchase agreement balance – up from 70% at September 30, 2014, based on the outstanding repurchase agreements balance once all unsettled security sales and purchases were settled.

“As I mentioned above, the portfolio is positioned for a continuation of modest prepayment speeds.  While refinancing activity may accelerate as a result of the rally in January, and we expect to see an increase in speeds when the February figures are released in early March, the sell-off month-to-date has reversed most of the January rally and mortgage rates are close to the year-end levels.  We do not expect a significant wave of mortgage refinancings.  Only mortgages originated since the summer of 2013 are exposed to low rates for the first time and, because of lenders unwillingness to aggressively pursue refinancing activity, the primary/secondary spread has increased. A primary reason for mortgage lenders unwillingness to aggressively refinance mortgages is due to their reduced capacity and new regulations imposed by the Dodd-Frank Act that have impaired their ability to quickly ramp up their staff/capacity levels.  We no longer see the greatest risks to the market as two-fold.  Previously we feared there was a small, but non-zero probability we might see an outbreak of inflation – resulting in a more aggressive Fed and elevated volatility in the rates markets.  With the drop in oil prices, strong dollar and very low inflation in Europe, this outcome seems even more unlikely – although the downside risks associated with this outcome are so severe that we will continue to protect ourselves against this scenario. We believe developments around the globe and the strength in the dollar will limit the pace and extent of Fed tightening once it begins, with an increase in interest rates likely to occur by the end of the third quarter of this year – if not at the June meeting.  Another possible, perhaps probable, risk we see would be a continuation of the rally we experienced earlier this quarter.  We feel we are well positioned for the first scenario.  We continue to guard against a further rally by maintaining a material allocation to call protected securities.  During the latter part of the third quarter and throughout the fourth quarter of 2014, we began to brace for a short-term acceleration in refinancing activity by selling lower payup specified pools and replacing them with new issue pools and credit impaired pools.  As prepayment concerns amongst investors became more elevated specified pool payups for the highest quality call protection securities – loan balance – increased dramatically.  In response the Company shifted much of their remaining holdings in loan balance specified pools to more fairly priced securities that still offer call protection but with better carry per unit of duration – like the new issue and credit impaired pools.  In the event of a meaningful increase in speeds, we believe these securities will provide adequate protection and the premiums we paid likely have room to increase to offset the increased premium amortization, as we witnessed in January.

“Going forward, we anticipate the Federal Reserve will begin the process of policy normalization which will entail, among other measures, increases to the Fed Funds target range.  Such increases in the Fed Funds target range are likely to result to increases in LIBOR rates, which are tied to the Company’s funding costs.  The Company utilizes Eurodollar futures and swaptions to hedge its funding costs, although it does not employ hedge accounting for GAAP purposes.  For GAAP, our funding costs will rise as short-term rates rise as there will be no hedge offset.  However, to the extent the corresponding hedges increase in value as LIBOR increases then we will experience increased income via a positive fair value adjustment associated with the funding hedges.”

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Tuesday, February 24, 2015, at 10:00 AM ET.  The conference call may be accessed by dialing toll free (877) 341-5668.  International callers dial (224) 357-2205.  The conference passcode is 87375616.  A live audio webcast of the conference call can be accessed via the investor relations section of the Company’s website at www.orchidislandcapital.com, and an audio archive of the webcast will be available until March 24, 2015.

About Orchid Island Capital, Inc.

Orchid Island Capital, Inc. is a specialty finance company that invests on a leveraged basis in Agency RMBS. Our investment strategy focuses on, and our portfolio consists of, two categories of Agency RMBS: (i) traditional pass-through Agency RMBS and (ii) structured Agency RMBS, such as CMOs, IOs, IIOs and POs, among other types of structured Agency RMBS. Orchid is managed by Bimini Advisors, LLC, a registered investment adviser with the Securities and Exchange Commission.

Forward Looking Statements

Statements herein relating to matters that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Orchid Island Capital, Inc.'s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Orchid Island Capital, Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements.

CONTACT:
Orchid Island Capital, Inc.
Robert E. Cauley, 772-231-1400
Chairman and Chief Executive Officer
www.orchidislandcapital.com

Summarized Financial Statements

The following is a summarized presentation of the unaudited balance sheets as of December 31, 2014 and 2013, and the unaudited quarterly results of operations for the calendar quarters and years ended December 31, 2014 and December 31, 2013.  Amounts presented are subject to change.

ORCHID ISLAND CAPITAL, INC.
BALANCE SHEETS
($ in thousands, except per share data)
(Unaudited - Amounts Subject To Change)

	December 31, 2014	December 31, 2013
ASSETS:
Total mortgage-backed securities	$1,549,171	$351,223
Cash, cash equivalents and restricted cash	100,927	10,615
Accrued interest receivable	6,211	1,559
Derivative assets, at fair value	1,217	-
Other assets	282	179
Total Assets	$1,657,808	$363,576

LIABILITIES AND STOCKHOLDERS' EQUITY
Repurchase agreements	$1,436,651	$318,557
Accrued interest payable	628	91
Due to affiliates	330	82
Accounts payable, accrued expenses and other	2,121	81
Total Liabilities	1,439,730	318,811
Total Stockholders' Equity	218,078	44,765
Total Liabilities and Stockholders' Equity	$1,657,808	$363,576
Common shares outstanding	16,699,656	3,341,665
Book value per share	$13.06	$13.40

ORCHID ISLAND CAPITAL, INC.
STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited - Amounts Subject to Change)

	Years Ended December 31,		Three Months Ended December 31,
	2014	2013	2014	2013
Interest income	$31,804	$9,199	$12,146	$2,806
Interest expense	(3,031)	(1,126)	(1,126)	(309)
Net interest income	28,773	8,073	11,020	2,497
Gains (losses)	234	(7,103)	(6,054)	(634)
Net portfolio income	29,007	970	4,966	1,863
Expenses	4,488	1,668	1,445	418
Net income (loss)	$24,519	$(698)	$3,521	$1,445
Basic and diluted net income (loss) per share	$2.48	$(0.23)	$0.24	$0.43
Dividends Declared Per Common Share:	$2.160	$1.395	$0.540	$0.450

	Three Months Ended
	December 31,
Key Balance Sheet Metrics	2014	2013
Average RMBS(1)	$1,362,352	$341,505
Average repurchase agreements(1)	1,346,314	310,107
Average stockholders' equity(1)	195,432	44,795
Leverage ratio(2)	6.6:1	7.1:1

Key Performance Metrics
Average yield on RMBS(3)	3.57%	3.29%
Average cost of funds(3)	0.33%	0.40%
Average economic cost of funds(4)	0.38%	0.45%
Average interest rate spread(5)	3.24%	2.89%
Average economic interest rate spread(6)	3.19%	2.84%

(1)	Average RMBS, repurchase agreements and stockholders’ equity balances are calculated using two data points, the beginning and ending balances.
(2)	The leverage ratio is calculated by dividing total ending liabilities by ending stockholders’ equity.
(3)
Portfolio yields and costs of funds are calculated based on the average balances of the underlying investment portfolio/repurchase agreement balances and are annualized for the quarterly periods presented.

(4)
Represents interest cost of our borrowings and the effect of Eurodollar futures contracts and interest rate swaptions attributed to the period related to hedging activities, divided by average repurchase agreements.

(5)	Average interest rate spread is calculated by subtracting average cost of funds from average yield on RMBS.
(6)	Average economic interest rate spread is calculated by subtracting average economic cost of funds from average yield on RMBS.